Filed Pursuant to Rule 433
Registration Statement No. 333-227001

Volatility p.a. (%) 3 Sharpe Ratio4 12 Month Return Worst Drawdown Beta Index (USD) 1Y 5Y Base 1Y 5Y Base Best Worst (%) DUW5 1Y 5Y Index (I) 11.1 11.3 11.9 0.73 0.80 0.77 35.8 -14.0 -17.9 22 0.46 0.66 Benchmark (B) 15.7 13.6 19.8 0.91 0.80 0.47 72.3 -47.5 -54.8 53 1.00 1.00 Variation (I) - (B) -4.7 -2.3 -7.9 -0.18 -0.01 0.30 -36.5 33.5 36.9 -30 - - Return (%) 2 Return p.a. (%) YoY Return (%) Index (USD) 1M 3M YTD 1Y 3Y 5Y Base ’14 ’15 ’16 ’17 ’18 Index (I) 2.1 2.2 9.5 9.9 14.4 9.5 9.2 2.2 -1.8 12.4 21.1 6.7 Benchmark (B) 2.2 2.4 23.2 14.3 14.9 10.8 8.1 13.7 1.4 12.0 21.8 -4.4 Variation (I) - (B) -0.1 -0.2 -13.6 -4.4 -0.5 -1.3 1.2 -11.5 -3.1 0.4 -0.7 11.1 The Index provides exposure to either Large-Cap U.S. equities or cash (the Federal Funds rate). This allocation determination is based on monthly observations of a pre-defined Tactical Trigger: the 200 daily moving average (200 DMA) of the SPDR S&P 500 ETF Trust (Bloomberg: SPY US Equity; the ETF). The Index obtains exposure to Large-Cap U.S. equities by tracking the performance of the futures contract. On the specified monthly determination date, if the ETF is at or above its 200 DMA (a bullish trend), the Index will allocate to equity via the E-mini S&P 500 futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant 200 DMA (a bearish trend). Index Objectives: The RBC Large Cap US Tactical Equity Total Return Index is designed to meet or exceed riskadjusted returns relative to the benchmark by optimizing asset allocation between Large-Cap U.S. equities and cash. This dynamic asset allocation is implemented by observing bullish or bearish trends in Large-Cap U.S. equities, on a monthly basis, to determine the exposure until the next monthly observation. Index Ticker Symbols: Bloomberg: RBCELTUT Index Thomson Reuters: .RBCELTUT Index Launch Date: February 18, 2019 Index Base Date: October 31, 2007 Asset Class: Equity Fixed Income (Cash) Allocations: E-mini S&P 500 Futures contract Federal Funds Rate Last Allocation Date: Benchmark: S&P 500 Total Return Index Bloomberg: SPXT Index Thomson Reuters: .SPXT Liquidity: The Index tracks equity futures and cash. The tracked futures contract averages significantly in excess of $1bn in daily trading volume. Availability: Investors cannot invest directly in the Index. The Index can be used as an underlying for various investment vehicles to provide exposure to investors. RBC Large Cap US Tactical Equity Total Return Index Performance Factsheet Performance1, 2 – Total Return (USD) Index Description Page 1 of 4 October 31, 2019 October 16, 2019 1 Daily data from October 31, 2007 to October 31, 2019. Index re-based to 100 on October 31, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document 2 Source: Solactive AG, Bloomberg, RBC Capital Markets 3 Based on daily returns, annualized with a 252-day factor 4 Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor 5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline 20 60 100 140 180 220 260 300 340 Oct 07 Feb 09 Jun 10 Oct 11 Feb 13 Jun 14 Oct 15 Feb 17 Jun 18 Oct 19 Index Benchmark

$150 $170 $190 $210 $230 $250 $270 $290 $310 $330 Nov 15 Apr 16 Oct 16 Apr 17 Oct 17 Apr 18 Oct 18 Apr 19 Oct 19 SPY Price Allocation History1 (over last 12 months) Characteristics Snapshot Page 2 of 4 Index Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2019 0.2% 0.2% 0.8% 4.1% -6.5% 7.0% 1.5% -1.8% 1.9% 2.1% 9.5% 2018 5.7% -3.8% -2.7% 0.3% 2.4% 0.6% 3.7% 3.2% 0.6% -3.3% 0.2% 0.2% 6.7% 2017 1.8% 3.9% 0.1% 1.0% 1.4% 0.6% 2.0% 0.2% 2.0% 2.4% 3.0% 1.1% 21.1% 2016 0.0% 0.0% 1.7% 0.4% 1.8% 0.2% 3.8% 0.1% -0.1% -1.8% 3.7% 2.0% 12.4% 2015 -3.1% 5.8% -1.6% 0.9% 1.3% -2.0% 2.2% -6.1% 1.5% 0.0% 0.0% 0.0% -1.8% 2014 -3.5% 4.6% 0.8% 0.7% 2.3% 2.0% -1.4% 4.0% -1.4% -6.0% 0.9% -0.4% 2.2% 2013 5.2% 1.4% 3.7% 1.9% 2.3% -1.5% 5.1% -2.9% 3.0% 4.6% 3.0% 2.4% 31.7% As of Last Determination Date (October 14, 2019) Indicator Closing Level Tactical Trigger Large-Cap U.S. (SPY) 295.95 3.8% ABOVE 200 DMA Benchmark Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2019 8.0% 3.2% 1.9% 4.0% -6.4% 7.0% 1.4% -1.6% 1.9% 2.2% 23.2% 2018 5.7% -3.7% -2.5% 0.4% 2.4% 0.6% 3.7% 3.3% 0.6% -6.8% 2.0% -9.0% -4.4% 2017 1.9% 4.0% 0.1% 1.0% 1.4% 0.6% 2.1% 0.3% 2.1% 2.3% 3.1% 1.1% 21.8% 2016 -5.0% -0.1% 6.8% 0.4% 1.8% 0.3% 3.7% 0.1% 0.0% -1.8% 3.7% 2.0% 12.0% 2015 -3.0% 5.7% -1.6% 1.0% 1.3% -1.9% 2.1% -6.0% -2.5% 8.4% 0.3% -1.6% 1.4% 2014 -3.5% 4.6% 0.8% 0.7% 2.3% 2.1% -1.4% 4.0% -1.4% 2.4% 2.7% -0.3% 13.7% 2013 5.2% 1.4% 3.8% 1.9% 2.3% -1.3% 5.1% -2.9% 3.1% 4.6% 3.0% 2.5% 32.4% As of Month End (October 31, 2019) Indicator Closing Level Distance from DMA Large-Cap U.S. (SPY) 303.33 5.2% Date Last Next Determination October 14, 2019 November 11, 2019 Allocation October 16, 2019 November 13, 2019 1 Determination Date was two business days prior to Allocation Date * Performances between current and next Allocation Date; October 31, 2019 Determination Date Allocation Date E-mini S&P 500 Futures Cash Index Performance * Benchmark Performance * October 14, 2019 October 16, 2019 100% 0% TBD** TBD** September 16, 2019 September 18, 2019 100% 0% -0.4% -0.4% August 12, 2019 August 14, 2019 100% 0% 6.0% 6.1% July 15, 2019 July 17, 2019 100% 0% -4.7% -4.7% June 17, 2019 June 19, 2019 100% 0% 1.9% 2.1% May 13, 2019 May 15, 2019 100% 0% 2.8% 2.9% April 15, 2019 April 17, 2019 100% 0% -1.4% -1.6% March 11, 2019 March 13, 2019 100% 0% 3.1% 3.4% February 11, 2019 February 13, 2019 0% 100% 0.2% 2.3% January 14, 2019 January 16, 2019 0% 100% 0.2% 5.4% December 17, 2018 December 19, 2018 0% 100% 0.2% 4.5% November 12, 2018 November 14, 2018 0% 100% 0.2% -7.0% SPDR S&P 500 ETF Trust (SPY) 200 DMA Current Allocation 100% Equity (as of October 16, 2019) ** To be determined on the next Allocation Date (November 13, 2019) Allocation Snapshot (as of October 31, 2019) Monthly Returns (%, as of October 31, 2019)

Summary of Index Methodology: Page 3 of 4 RBC Large Cap US Tactical Equity Total Return Index 200-day Moving Average SPDR S&P 500 ETF Trust (SPY) Tactical Trigger – Determined 2 Trading Days Before Allocation Monthly Allocation – Is Tactical Trigger Bullish or Bearish? E-mini S&P 500 Future + Federal Funds Rate Federal Funds Rate Bullish Tactical Trigger SPDR S&P 500 ETF Spot above the Tactical Trigger Bearish Tactical Trigger SPDR S&P 500 ETF Spot below the Tactical Trigger OR October 31, 2019

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The future performance of the Index may vary significantly from the hypothetical performance data in this document. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index. For the full Index methodology, please visit the following link: www.solactive.com October 31, 2019 Page 4 of 4